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                                                                EXHIBIT 11.1

                       CALYPTE BIOMEDICAL CORPORATION
     COMPUTATION OF LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS


                                                                            THREE MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,                 MARCH 31,
                                 ---------------------------------------  -----------------------
                                    1993         1994         1995           1995         1996
                                 ----------------------------------------------------------------
Net loss attributable to common
  stockholders.................. $(6,301,272) $(5,586,982) $(10,411,385) $(1,428,260) $(2,846,433)
                                 ===========  ===========  ============   ==========    =========
Weighted average shares used to
  compute net loss per share
  attributable to common
  stockholders:.................
     Convertible preferred
       stock....................   3,492,026    4,460,402     5,705,714   5,705,234    5,705,871
     Common stock...............     514,939      551,365       569,349     569,349      569,378

Number of common shares issued,
  warrants granted, warrants
  exercised and stock options
  granted in accordance with
  Staff Accounting Bulletin
  No. 83........................     659,271      659,271       659,271      659,271      659,271
                                 -----------  -----------  ------------    ---------    ---------
          Total.................   4,666,236    5,671,038     6,934,334    6,933,854    6,934,520
                                   ===========  ===========  ============  =========    =========
          Net loss per share
            attributable to
            common
            stockholders........ $     (1.35) $     (0.99) $      (1.50) $     (0.21) $     (0.41)
                                 ===========  ===========  ============  ===========  ===========


The calculation includes the shares of convertible preferred stock (Series B, Series C, Series D and Series E) as if they had converted to common stock on their respective original dates of issuance, because such shares automatically convert to common stock upon the closing of the public offering of the Company's common stock.